Exhibit 10.17

MANUFACTURING AND SUPPLY AGREEMENT

THIS MANUFACTURING AND SUPPLY AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into between Schering Aktiengesellschaft, a German corporation having its principal place of business at Muellerstraße 178, 13353 Berlin, Germany (hereinafter referred to as “Schering”), and CoTherix, Inc. (formerly called Exhale Therapeutics, Inc.), a U.S. corporation having its principal place of business at 5000 Shoreline Court, Suite 101, South San Francisco, California 94080, U.S.A. (hereinafter referred to as “CoTherix”). Schering and CoTherix are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Schering and CoTherix have entered into an agreement concerning the Development and Commercialization of Product in the Field (hereinafter defined) in the United States dated October 2, 2003 (hereinafter referred to as the “Development and License Agreement”);

WHEREAS, pursuant to the Development and License Agreement, Schering is obliged to Manufacture (hereinafter defined) or have Manufactured by a Third Party and supply Product to CoTherix, and CoTherix is obliged to purchase exclusively from Schering all Product which is required for conduct of Clinical Development and Commercialization of the Product in the Field in the Territory;

WHEREAS, it is set forth in the Development and License Agreement that the Parties will determine and specify reasonably and in good faith a more detailed process for such Manufacture and supply consistent with the terms of Article VI of the Development and License Agreement in the form of a manufacturing and supply agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms, when capitalized, shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined), when used in this Agreement.

“Act” shall have the meaning set out in Section 11.2 (a).

“Affiliate” means, with respect to a Party, any person, corporation, firm, joint venture, or other entity which, directly or indirectly, by itself or through one or more intermediaries, controls, is controlled by, or is under common control with such Party. As used in this definition, the term “control” means the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting securities or by contract or otherwise.

“Agreement” means this Manufacturing and Supply Agreement.

“BerliMed” means Schering’s Affiliate in Spain at the address set out in Section 16.5 below.

“Business Day” means a day which is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, U.S., or in Berlin, Germany.

“CBE” means “Change Being Effected” as defined in the Act.

“Clinical Development” means the conduct of studies of Product in humans in the Field to assess the dosing, safety and/or efficacy of Product, including but not limited to Phase 1 Clinical Trials, Phase 2 Clinical Trials and Phase 3 Clinical Trials.

“Clinical Development Product” means the Product intended for and packaged for investigational use which complies with the Specifications therefor (hereinafter defined), together with corresponding placebo if required by the study design. Clinical Development Product shall include Product without identifying markings or suitably blinded within the capabilities of Schering.

“Clinical Trial” shall mean any Phase 1, Phase 2 or Phase 3 Clinical Trial (hereinafter defined).

“Commercial Forecast” shall have the meaning set out in Section 4.1.

“Commercialization” and “Commercialize” shall refer to all activities undertaken relating to the use, pre-marketing, marketing, sale, import for sale and distribution of the Product.

“Commercial Product” shall mean the fully Manufactured and Packed pharmaceutical product for inhaled use which includes, as an active ingredient, the Substance (hereinafter defined), and complies with the Specifications therefor (hereinafter defined).

“Commercially Reasonable Efforts” means the level of endeavor which a prudent business person in the prescription pharmaceutical industry would reasonably expend to accomplish an important objective, such level of endeavor to be at least equal to that applied by either Party in respect of its own important products.

“Confidential Information” shall have the meaning set forth in Section 13.1.

“Contract Quarter” means any period of three (3) consecutive calendar months commencing with the first day of any January, April, July, or October.

“Contract Year” means the period of twelve (12) consecutive calendar months commencing with January 1, 2004 and ending with December 31, 2004, and any period of twelve (12) consecutive months thereafter.

“Development” and “Develop” mean all activities relating to the Pre-clinical Development and Clinical Development of the Product in the Field.

“Development Forecast” shall have the meaning set out in Section 3.1.

“Drug Substance” shall mean Schering’s proprietary compound lloprost in acid form, and complies with the relevant Specifications (hereinafter defined).

“Effective Date” shall mean May 1, 2004.

“Ex Works” means that Schering shall make Product available to CoTherix at Schering’s premises, but CoTherix shall be responsible for shipment, insurance during shipment, export and import documentation and customs duties; Schering shall, however, reasonably assist CoTherix in obtaining export and import documents.

“FDA” means the U.S. Food and Drug Administration, or any successor health regulatory authority.

“Field” means inhaled use of the Substance and/or Product in the indication “pulmonary hypertension” in humans.

“Firm Order” shall have the meaning set out in Sections 3.2 and 4.2.

“First Commercial Sale” means the date CoTherix or an Affiliate or sublicensee of CoTherix first sells commercially, pursuant to Regulatory Approval, the Commercial Product in the Territory.

“Health Regulatory Authority” means the FDA.

“IND” means an Investigational New Drug application filed with the FDA pursuant to 21 CFR 312.1 et seq.

“Joint Decision Board” shall mean the committee to be established by the Parties pursuant to Section 6.3.

“Manufacture” or “Manufacturing” means all operations required to manufacture including, but not limited to the filling & finishing, Packing (hereinafter defined), test, release, handle and store Product, or any step thereof, as the case may be.

“NDA” means a new drug application filed with the FDA to obtain marketing approval for the Product in the Field in the Territory (as defined hereinafter).

“Pack”, “Packed” or “Packing” means the operations which comprise the packaging, labels and labeling of Clinical Development Product and/or Commercial Product or any step thereof, as the case may be.

“Phase 1, Phase 2 or Phase 3 Clinical Trial” has the meaning set forth in 21 CFR 312.21 (a), (b) or (c), as applicable and amended.

“Pre-clinical Development” means all activities relating to the planning and execution of non-human studies conducted in in vitro or in relevant in vivo animal models directed toward obtaining Regulatory Approval of the Product in the Field in the Territory. This includes pre-clinical testing, pharmacokinetics, toxicology, documentary and medical writing directly related to Pre-clinical Development activities, and related regulatory affairs.

“Product” shall mean the pharmaceutical product for inhaled use which includes, as an active ingredient, the Substance (hereinafter defined).

“Quality Assurance Agreement” shall mean a separate agreement by and between the Parties where the responsibilities concerning the quality of Clinical Development Product and Commercial Product are set forth, as same may be amended from time to time by mutual agreement of the Parties. The terms of the Quality Assurance Agreement (as it may be amended) are incorporated into this Agreement by reference.

“Regulatory Approval” means the approval by the Health Regulatory Authority necessary for the Commercialization of the Product in the Field in the Territory.

“SKU” (Stock Keeping Unit) means a stocking unit comprised of one (1) box containing three hundred (300) ampoules of Commercial Product prepared for Commercialization.

“Specifications” shall mean the Quality Specifications and Testing Standards (as applicable) as defined and set out in the Quality Assurance Agreement, as same may be amended from time to time by mutual agreement of the Parties.

“Substance” means Schering’s proprietary compound lloprost Trometamol.

“Supply Interruption Event” shall be deemed to have occurred upon the completion of either (i) two (2) consecutive Contract Quarters, or (ii) any three (3) Contract Quarters in a period of seven (7) consecutive Contract Quarters, in each case during which CoTherix has received less than sixty percent (60%) of the amount of Commercial Product for which CoTherix had placed a Firm Order.

“Supply Team” shall mean the committee to be established by the Parties pursuant to Section 6.1.

“Territory” means the U.S.

“Third Party” means any entity other than Schering or CoTherix and their respective Affiliates.

“U.S.” shall mean the United States of America and its territories and commonwealths and possessions, including without limitation the Commonwealth of Puerto Rico.

ARTICLE II

MANUFACTURE AND SUPPLY

2.1	General Scope. During the term of this Agreement, and subject to the terms and conditions set forth in this Agreement, Schering shall use Commercially Reasonable Efforts to Manufacture and supply or have Manufactured and supplied by an Affiliate or a Third Party (subject to Section 2.3) to CoTherix all of CoTherix’ requirements of Clinical Development Product and Commercial Product for Clinical Development and Commercialization of Product in the Field in the Territory, and CoTherix shall purchase from Schering (subject to the terms of the Development and License Agreement) all of CoTherix’ requirements of Clinical Development Product and Commercial Product for Clinical Development and Commercialization of Product in the Field in the Territory. Without limiting the foregoing, with respect to the Manufacture and supply of Clinical Development Product and Commercial Product by Schering, Schering shall provide CoTherix priority that is at least as high as the priority Schering applies to its own internal requirements for Clinical Development Product and Commercial Product or any other higher priority lloprost substance or product.

2.2	The responsibilities of the Parties concerning the quality of Clinical Development Product and Commercial Product shall be set forth in the Quality Assurance Agreement.

2.3	Subcontractors. Schering shall be entitled to appoint an Affiliate or any Third Party as subcontractor for the full or partial Manufacturing and Packing of Clinical Development Product and Commercial Product without CoTherix’ consent, only in those instances where CoTherix would not be required to notify the Health Regulatory Authority of the respective subcontracting. Any subcontracting which requires notification of the Health Regulatory Authority shall be subject to CoTherix’ consent; such consent not to be withheld unreasonably. CoTherix hereby consents that Schering subcontracts the Manufacture and Packing of Clinical Development Product and Commercial Product and any other services in connection with this Agreement to BerliMed. Schering shall be and remain responsible for the performance of any such Affiliate or Third Party, each of whom shall be bound to all of Schering’s obligations hereunder for the benefit of CoTherix.

ARTICLE III

FORECASTING AND ORDERING FOR CLINICAL DEVELOPMENT

3.1	Development Forecast. Commencing with the first Contract Quarter following the Effective Date of this Agreement, CoTherix shall furnish Schering no later than by the end of the first Business Day of each Contract Quarter with a rolling, non- binding forecast by ampoules of the quantities of Clinical Development Product that CoTherix intends to order during the eight (8) Contract Quarters following the Contract Quarter where this forecast is made (the “Development Forecast”). For the first two (2) Contract Quarters, the Development Forecast shall be made by month, and for the remaining six (6) Contract Quarters by calendar quarter. The Development Forecast shall be sent by e-mail and facsimile to BerliMed with a copy to Schering at the addresses set out in Section 16.5 below.

3.2	Firm Orders. The first four (4) months of each Development Forecast, as updated each Contract Quarter, shall be a non-cancelable, legally binding commitment on the part of Schering to supply, and on the part of CoTherix to purchase, the quantity of Clinical Development Product as set forth in the Development Forecast, such four-months commitment being a “Firm Order”. CoTherix shall immediately notify Schering when it decides that the forecast for the two (2) months following the Firm Order shall be increased or decreased significantly.

ARTICLE IV

FORECASTING AND ORDERING FOR COMMERCIALIZATION

4.1	Commercial Forecast. Commencing with the first Contract Quarter following the Effective Date of this Agreement, CoTherix shall no later than by the end of the first Business Day of each Contract Quarter, furnish Schering with a rolling, non-binding (except as set forth in Section 4.3) forecast of the quantities of Commercial Product by SKU that CoTherix intends to order during the eight (8) Contract Quarters following the Contract Quarter where this forecast is made (the “Commercial Forecast”). For the first two (2) Contract Quarters, the Commercial Forecast shall be made by month, and for the remaining six (6) Contract Quarters by Contract Quarter. The Commercial Forecast shall be sent by e-mail and facsimile to BerliMed with a copy to Schering at the addresses set out in Section 16.5 below.

4.2	Firm Orders. To the extent consistent with the volume limitations set forth in Section 4.3 below, the first two (2) Contract Quarters of the Commercial Forecast, as updated each Contract Quarter, shall be a non-cancelable, legally binding commitment on the part of Schering to supply, and on the part of CoTherix to purchase, the quantity of Commercial Product as set forth in the Commercial Forecast, each such two (2) Contract Quarters commitment being “Firm Orders”.

4.3	Variations of Commercial Forecast. With every quarterly update of the Commercial Forecast, the forecast for the respective Contract Quarters three (3) and four (4) of the Commercial Forecast can be increased or decreased by twenty percent (20%) each, and the forecast for the respective Contract Quarters five (5) through (8) of the Commercial Forecast can each be increased or decreased by thirty percent (30%) of the forecast in the Commercial Forecast of the preceding Contract Quarter. Any variations beyond the limits set forth herein shall be discussed by the Parties in good faith.

4.4	The forecasting system for Commercial Product as set forth in Sections 4.1 to 4.3 herein above shall be visualized by the chart attached hereto as Schedule 1.

4.5	Safety Stock. CoTherix undertakes to include in its Commercial Forecast for Commercial Product capacity in order to ensure the maintenance by CoTherix of a continuous safety stock of Commercial Product covering at least CoTherix’ requirements of Commercial Product for a period of two (2) months as calculated pursuant to the then current Commercial Forecast for the first two (2) months of the next Contract Quarter following the respective Firm Order.

ARTICLE V

DELIVERY; TITLE, LOSS; SHIPMENT

5.1	Deliveries of Clinical Development and Commercial Product shall be made on a bi-monthly basis (or monthly, at CoTherix’ election) Ex Works to the carrier. No later than two (2) months before delivery to CoTherix shall be made, CoTherix shall specify to Schering in writing the carrier to be used and the date when the next delivery to the carrier shall be made.

5.2	No less than five (5) Business Days prior to the applicable delivery date, Schering will send to CoTherix the batch records and certificates of analysis for the relevant Product for CoTherix’ review ; provided that the foregoing shall not affect or limit CoTherix’ obligation to examine the Products upon receipt.

5.3	Schering shall use Commercially Reasonable Efforts to meet the delivery dates pursuant to Section 5.1 above. Delivery dates shall be deferred by any period of time where delivery is delayed due CoTherix’ fault.

5.4	Title, Loss. Legal title and risk of loss with respect to Clinical Development Product and Commercial Product furnished hereunder shall pass to CoTherix upon delivery to carrier by Schering for shipment to CoTherix.

5.5	Shipment. Schering agrees to make recommendations to CoTherix as to the shipment of Clinical Development and Commercial Product to CoTherix.

ARTICLE VI

SUPPLY TEAM AND JOINT DECISION BOARD

6.1	Within thirty (30) days of the Effective Date, Schering and CoTherix will establish a Supply Team. The Supply Team will be composed of three (3) members, two (2) representatives appointed by Schering and one (1) representative appointed by CoTherix. Such representatives will be listed in Schedule 2 hereto. Unless otherwise agreed between the Parties, the Supply Team will meet quarterly (in person, telephonically or via videoconference). Either Party may replace any or all of its representatives at any time upon written notice to the other Party.

6.2	The Supply Team shall discuss and supervise all issues relating to the Manufacture and supply of Clinical Development Product or Commercial Product.

6.3

If any issues or disputes cannot be resolved unanimously within the Supply Team, these issues shall be referred to the Joint Decision Board for resolution. The Joint Decision Board shall decide by unanimity of its members. It will be composed of three (3) members, two (2) representatives appointed by Schering and one (1) representative appointed by CoTherix. Such representatives will be listed in Schedule 2 hereto. If any issue cannot be resolved by the Joint Decision Board, it shall be referred to CoTherix’ CEO and the Head of Schering’s department Industrial Operations and Environment (“IOE”) for resolution. If CoTherix’ CEO and Schering’s Head of IOE cannot resolve the issue unanimously, CoTherix’ CEO shall discuss this issue with the board member of Schering who is responsible for the SBU Specialized Therapeutics.

6.4	Notwithstanding the creation of the Supply Team and the Joint Decision Board described above (and whether or not issues or disputes are able to be resolved through such process), each Party to this Agreement shall retain the rights, remedies, powers and discretion granted to it hereunder and its obligations hereunder, and neither the Supply Team nor the Joint Decision Board described above shall be delegated or vested with any such rights, powers or discretion unless such delegation or vesting is expressly provided for herein or the Parties expressly so agree in writing. Neither the Supply Team nor the Joint Decision Board described above shall have the power to amend or modify this Agreement, which may be amended or modified only as provided in Section 16.12.

6.5	All discussions and other activities of the Supply Team and the Joint Decision Board shall be subject to Article XIII of this Agreement.

6.6	Each Party shall bear its own costs for participation in the Supply Team or the Joint Decision Board.

ARTICLE VII

PRICE; PAYMENT TERMS

7.1	Price for Clinical Development Product and Placebo. The Ex Works price for unlabelled ampoules of Clinical Development Product, packed in Schering’s standard packaging shall be EUR 1.12 per ampoule. The Ex Works price for placebo shall be EUR 0.91 per ampoule.

7.2	Price for Commercial Product. The Ex Works price for paper, one-color labeled ampoules, packed in a 300-ampoule boxes of Commercial Product per ampoule shall be as follows:

•	Firm Orders of 0.5 to 2 million ampoules per Contract Year:

EUR 1.12;

•	Firm Orders of more than 2 to 5 million ampoules per Contract Year:

EUR 1.09;

•	Firm Orders of more than 5 million ampoules per Contract Year:

EUR 1.07.

If, during the Contract Quarters following the First Commercial Sale until the end of the calendar year where the First Commercial Sale took place, CoTherix orders less than 125.000 ampoules per Contract Quarter, or if, during any Contract Year thereafter, CoTherix orders less than 0.5 million ampoules per Contract Year, the Parties shall discuss in good faith a new price per ampoule.

7.3	The amounts set out in Section 7.1 to 7.2 above shall be adjusted from January 1 of each Contract Year (beginning in 2005) in order to keep pace with inflation or deflation. The adjustment shall be in accordance with the change of the “Consumer Price Index for Germany” by the German Federal Statistical Office for the respective previous year.

7.4	Invoice and Applicable Price for Commercial Product. Along with each delivery to carrier of Clinical Development or Commercial Product, Schering shall send CoTherix by fax an invoice for the amount due for the Product delivered. For such invoices, the price for Commercial Product shall be calculated on the basis of the Commercial Forecast which was furnished to Schering in the last Contract Quarter before the Contract Year where the respective Commercial Product is delivered.

7.5	Annual Reconciliation of Prices for Commercial Product. Within one (1) month following the end of each Contract Year, Schering shall calculate the price for Commercial Product on the basis of the amount of Product which CoTherix has actually ordered for delivery during the preceding Contract Year, and calculate the product of (a) the price invoiced pursuant to Section 7.4 less the price pursuant to Sentence 1 hereof and (b) the quantity of Commercial Product ordered for delivery during the preceding Contract Year. If the result of this calculation is positive, Schering shall pay such amount to CoTherix against receipt of an invoice for such amount. If the result of this calculation is negative, CoTherix shall pay the difference in amount to Schering upon receipt of an invoice.

7.6	Payment Currency. Payments under this Agreement shall be made in Euro by wire transfer of immediately available funds to a bank account designated by Schering in the invoice.

7.7	Due Date. All payments to be made by CoTherix to Schering pursuant this Article VII shall be due within thirty (30) days from the date of Schering’s invoice.

7.8

Late Payments. Any payment due under this Agreement shall be due on such date as specified in the Agreement and, in the event that such date is not a Business Day, then on the next succeeding Business Day. Any failure by CoTherix to make a payment within five (5) Business Days after the date when due shall obligate CoTherix to pay computed interest, the interest period commencing on the due date and ending on the payment day, to Schering at a rate per annum equal to the one (1) month EURIBOR as quoted on the due date on REUTERS screen <EURIBOR01> plus a premium of three percent 3%, or the highest rate allowed by law, whichever is lower. The interest calculation shall be based on the act/360 computation method. The interest rate shall be adjusted and interest shall be compounded monthly in arrears. Such interest shall be due and payable on the tender of the underlying principal payment.

ARTICLE VIII

PACKING

8.1	Commercial Product will be Packed using Schering’s standard packaging, labels and labeling in accordance with the Quality Assurance Agreement. Clinical Development Product will be packed using Schering’s standard packaging in accordance with the Quality Assurance Agreement; labels and labeling of Clinical Development Product will, however, be taken care of by CoTherix.

8.2	CoTherix shall be responsible for ensuring that all packaging, labels and labeling including, but not limited to the package make-up, package inserts and other elements relating to packaging, labels and labeling as well as all promotional material complies with all laws and regulations applicable to such packaging, labels and labeling in the Territory.

ARTICLE IX

CHANGE MANAGEMENT

9.1	If, during the course of this Agreement, Schering wishes or is required by a health regulatory authority outside the Territory to make a change to the Specifications, or the manufacturing process, or the site of Manufacture of Commercial Product; or any other aspects with respect to Commercial Product, which may have an impact on the Regulatory Approval in the Territory (“Outside U.S. Change Requests”); then, prior to the implementation of any such Outside U.S. Change Request, Schering shall validate the effect of the change on the Product as required by the Act, provide CoTherix detailed information on the results of such validation, and:

(a)	if the change is an annual reportable change, i.e. does not require approval of or advance notice to the Health Regulatory Authority as determined under the Act, Schering will provide to CoTherix the necessary information in a mutually agreed upon format for CoTherix’ annual report;

(b)	if the change is a CBE change, a CBE 30 change or a change which requires prior approval of the Health Regulatory Authority (as determined under the Act), Schering shall submit to CoTherix in writing details of the Outside U.S. Change Request before implementation and the reasons therefor. CoTherix shall review such Outside U.S. Change Request without undue delay and shall respond in writing whether it consents to it or not. CoTherix shall not unreasonably withhold or delay consent to such Outside U.S. Change Request. If approved by CoTherix, any such changes that require prior approval of the Health Regulatory Authority will not be implemented until such approval is granted by the Health Regulatory Authority.

The costs arising from such a Outside U.S. Change Request will be borne by Schering.

9.2	If, during the course of this Agreement, CoTherix requests, or is required by the Regulatory Health Authority in the Territory to demand, a change to the Specifications, or the manufacturing process, or the site of manufacture of the Commercial Product; or any other aspects with respect to the Commercial Product, (“U.S. Change Requests”); then CoTherix shall submit to Schering in writing details of the requested change. Schering shall review such U.S. Change Request without undue delay and provide CoTherix with its likely effect on Schering’s production systems together with the investments and/or the costs necessary to implement such a change as well as any impact on the price. If the change is required by the Regulatory Health Authority in the Territory and CoTherix wishes to proceed, Schering shall use Commercially Reasonable Efforts to implement the U.S. Change Request without undue delay. In such event, the Parties, acting reasonably and in good faith, shall promptly amend any relevant terms of this Agreement and of the Quality Assurance Agreement to the extent so required due the required U.S. Change Request. If the change is not required by the Regulatory Health Authority in the Territory and CoTherix wishes to proceed, Schering shall implement such U.S. Change Request provided, however, that Schering has no reasonable objections and subject to written agreement on the required amendment of any relevant technical terms of this Agreement (which the parties shall negotiate reasonably and in good faith).

The costs arising from such a U.S. Change Request will be borne by CoTherix.

9.3	If, during the course of this Agreement, CoTherix wishes to change the secondary packaging, the labels or the labeling of Commercial Product, then CoTherix shall submit to Schering all information required therefor including, but not limited to art work and lay out, specifications for modified packaging, labels and labeling, pharmacological information, usage instructions and warnings to be applied which, for Commercial Product, shall be consistent with the FDA approved labeling reasonably in advance of the delivery date where the changes shall first be implemented. Schering shall review such proposal in due course (but no more than one (1) month) and, in the event of doubt, discuss with CoTherix its possible effect(s) on Schering’s manufacturing system including, the impact on costs and timelines and the possible impact on the price of the Commercial Product.

The costs arising from such a change request will be borne by CoTherix.

9.4	If the Parties cannot agree upon a change request pursuant to Sections 9.1 to 9.3 above, the matter will be referred to the Joint Decision Board.

9.5	CoTherix shall be responsible for any subsequent regulatory submissions in the Territory, and Schering will assist CoTherix to meet the respective governmental and/or regulatory requirements which have to be fulfilled before implementation.

ARTICLE X

NON-COMPLIANCE; PROCEDURE; FACILITIES

10.1	Non-Compliance. CoTherix shall examine any Clinical Development Product or Commercial Product supplied by Schering and review all relevant batch records and certificates of analysis within ten (10) Business Days from receipt of such Development Product or Commercial Product and provide Schering with written notice of non-compliance no later than within fifteen (15) Business Days from such receipt in the event that any Clinical Development Product or Commercial Product does not comply with the Specifications or any relevant batch record or certificate of analysis does not comply with the applicable master batch record without reasonable justification.

10.2	Procedure as to Non-Compliant Goods.

(a)

Non-Compliant Clinical Development or Commercial Product. Unless otherwise requested by Schering pursuant to the following sentence, CoTherix shall immediately upon issuance of the notification of non-compliance pursuant to Section 10.1 above, return the non-compliant Clinical Development Product or Commercial Product to Schering.

Schering may decide, however, to have an agent inspect such goods for non-compliance while in the possession of CoTherix; CoTherix shall then be responsible for storing the non-compliant Clinical Development Product or Commercial Product appropriately for a reasonable period of time. If returned to Schering, the inspection shall be made on return to Schering. If Schering accepts the Clinical Development Product or Commercial Product as being non-compliant and the Clinical Development Product or Commercial Product has not yet been returned to Schering, Schering shall decide whether such non-compliant Clinical Development Product or Commercial Product shall be returned to Schering or destroyed; the costs of such return or destruction shall be borne by Schering. Schering will use Commercially Reasonable Efforts to supply replacement products together with the relevant batch record and certificate of analysis to CoTherix at no additional charge within two (2) months of notification of non-compliance pursuant to Section 10.1 above.

(b)	Non-Compliant Batch Record or Certificate of Analysis. Schering shall immediately upon receipt of CoTherix’ notification of non-compliance pursuant to Section 10.1 above, inspect such batch record and/or certificate of analysis for non-compliance. If Schering accepts the batch record and/or certificate of analysis as being non-compliant, Schering shall attempt to remedy the defect by providing to CoTherix a compliant batch record or certificate of analysis. If the defect can only be cured by sending new Clinical Development Product or Commercial Product together with the relevant new batch record and certificate of analysis, Schering will use Commercially Reasonable Efforts to supply such replacement products to CoTherix at no additional charge within two (2) months of CoTherix’ notification of non-compliance pursuant to Section 10.1 above.

(c)	Disputes. If there is a dispute as to whether any portion of any shipment of Clinical Development Product or Commercial Product or a batch record or certificate of analysis is not in compliance, such dispute shall be resolved by having a an independent, mutually acceptable, qualified third party examining the respective Clinical Development Product or Commercial Product or batch record or certificate of analysis which shall be chosen by the Supply Team or the Joint Decision Board (cf. Section 6.3 above). If this third party finds the Clinical Development Product or Commercial Product or batch record or certificate of analysis as being non-compliant, Section 10.2 (a) Sentences 4 and 5 and Section 10.2 (b) Sentences 2 and 3 above shall apply. Any out-of-pocket costs relating to the third party examination shall be borne by the Party which claimed compliance or non-compliance incorrectly.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1	Each of the Parties represents and warrants to the other Party as follows:

(a)	The Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms.

(b)	The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor to such party’s knowledge, violates any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(c)	To the best of its knowledge, such Party has not employed, or used a contractor or consultant that employs, any individual or entity debarred by the FDA, or, to the best of its knowledge, any individual who or entity which is the subject to an FDA debarment investigation or proceeding (or similar proceeding of EMEA), in the conduct of the pre-clinical or clinical studies of Product or any other activity relevant to the Substance, Drug Substance or Product.

11.2	Schering hereby represents and warrants to CoTherix that Clinical Development Product or Commercial Product (as applicable)

(a)	will have been manufactured in material compliance with all applicable laws and regulations, including, without limitation, the applicable provisions of the U.S. Federal Food, Drug and Cosmetic Act and regulations thereunder relating to manufacture, supply and Product hereunder, including, without limitation, current U.S. Good Manufacturing Practices (collectively, the “Act”), and in compliance with the specific U.S. regulatory approvals regarding Clinical Development Product or Commercial Product;

(b)	shall conform to the Specifications set forth in the Quality Assurance Agreement as may be amended from time to time by mutual agreement of the Parties at the time of delivery to carrier and shall continue to conform thereto for the shelf-life approved by the Health Regulatory Authority; and

(c)	will conform to all covenants and obligations of Schering contained in this Agreement and the Quality Assurance Agreement, each as may be amended from time to time by mutual agreement of the Parties.

11.3	WARRANTY DISCLAIMER. EXCEPT AS SET FORTH ABOVE, SCHERING MAKES NO OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, CONCERNING ITS PERFORMANCE HEREUNDER, INCLUDING ANY WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO CLINICAL DEVELOPMENT PRODUCT OR COMMERCIAL PRODUCT.

ARTICLE XII

PRODUCT RECALLS

12.1	If either Party reasonably decides to or is required by any law, government authority or court of competent jurisdiction to initiate a recall, market withdrawal or field correction with respect to any Clinical Development Product or Commercial Product, or if there is any governmental seizure (including any threatened governmental seizure) of any Clinical Development Product or Commercial Product or any products containing Clinical Development Product or Commercial Product supplied hereunder, the Party initiating or required to initiate such action, or responding to the seizure or threatened seizure will notify the other Party promptly of the details regarding such action. The Parties will assist each other in investigating any such situation and all regulatory contacts that are made and all activities concerning seizure, recall, withdrawal or field correction will be jointly coordinated by Schering and CoTherix, with CoTherix serving as the primary point of contact for communications involving the Health Regulatory Authority. Each Party will provide the other with copies of all communications submitted to and received from any governmental entity, and copies of all other documents, records or data in connection with any such seizure, recall, withdrawal or field correction.

12.2

If any such recall, withdrawal, field correction or seizure occurs due solely to the breach by Schering of any warranty pursuant to Section 11.2 above, then Schering shall bear the full cost and expense of any such seizure, recall, withdrawal or field correction. If any such recall, withdrawal, field correction or seizure occurs solely for any reason other than that set forth in the immediately preceding sentence, then (except as set forth below) CoTherix shall bear the full cost and expense of any such seizure, recall, withdrawal or filed correction. If both CoTherix and Schering contribute to the cause of a seizure, recall, withdrawal or field correction, the cost and expense thereof will be shared in proportion to each Party’s contribution to the problem. For the purposes of this Agreement, the expenses of any recall, withdrawal, field correction or seizure shall include, without limitation, the out-of-pocket expenses of notification and destruction or return of the recalled Clinical Development Product or Commercial

Product and all other out-of-pocket costs incurred in connection with such recall, but shall not include internal costs or charges, or any administrative or overhead charge, or any indirect, incidental, special or consequential damages of either Party (including without limitation any damages arising from lost profits) under any circumstances.

12.3	Disposal or destruction of Clinical Development Product or Commercial Product shall be carried out or arranged for by the Party which is in possession of the Clinical Development Product or Commercial Product when decision about disposal or destruction thereof is made.

ARTICLE XIII

CONFIDENTIALITY

13.1	Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose, other than as provided for in this Agreement or in connection with the exercise of rights or licenses granted in the Development and License Agreement, any information and materials furnished to it by the other Party or any Know-how developed pursuant to this Agreement, or any provisions of this Agreement that are the subject of an effective order of the Securities Exchange Commission granting confidential treatment pursuant to the Securities Act of 1934 as amended (collectively “Confidential Information”), except to the extent that it can be established by the receiving Party that such Confidential Information:

(a)	was already known to the receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure by the other Party; or

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; or

(c)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement.

(d)	was disclosed to the receiving Party or any of its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e)	was independently discovered or developed by the receiving Party or any of its Affiliates as documented in its corporate records.

13.2	Authorized Disclosure. Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, filing or updating the drug approval applications or orphan drug applications, complying with applicable governmental laws, rules and regulations or conducting Development or Commercialization, provided that, if a Party is required by law or regulation to make any such disclosures of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, and with prior written notice to the other Party of each Third Party with whom a confidential disclosure agreement is being entered into, each Party shall be entitled to disclose, under a binder of confidentiality, Confidential Information to any of its Affiliates or any Third Party for the purpose of carrying out the purposes of this Agreement. Nothing in this Article XIII shall restrict any Party from using for any purpose any Confidential Information that is specifically derived from pre-clinical or clinical trials to obtain regulatory approval or carry out marketing, sales or professional services support functions as is customary in the pharmaceutical industry.

13.3	Publications. Any press release or other major publication by CoTherix relating to this Agreement shall be provided to Schering at least ten (10) Business Days (or five (5) Business Days in the case of a press release) in advance of publication. Schering shall have the right to review and comment upon the publication and the Parties will cooperate in good faith to address any reasonable comments within such period.

13.4	Survival. This Article XIII shall survive the termination or expiration of this Agreement.

ARTICLE XIV

INDEMNIFICATION AND LIMITATION OF LIABILITY

14.1

Subject to Section 14.3, CoTherix hereby agrees to indemnify, save, defend and hold Schering and its officers, directors, consultants, agents and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and attorneys’

fees, each to the extent paid by Schering to a Third Party (collectively, “Losses” and each a “Loss”), resulting from or arising out of CoTherix or its Affiliates’ or sublicensees Development or Commercialization of Product except to the extent such Losses result from or arise out of (i) the inaccuracy of any representation of Schering set forth in this Agreement; (ii) the breach of any warranty or covenant contained in this Agreement by Schering; or (iii) the negligence or willful misconduct of Schering.

14.2	Subject to Sections 14.3 and 14.4, Schering hereby agrees to indemnify, save, defend and hold CoTherix and its officers, directors, consultants, agents and employees harmless from and against any and all Losses resulting from or arising out of (i) the inaccuracy of any representation of Schering set forth in this Agreement; (ii) the breach of any warranty or covenant contained in this Agreement by Schering; or (iii) the negligence or willful misconduct of Schering.

14.3	Each indemnified Party agrees to give the indemnifying Party prompt written notice of any Loss or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Sections 14.1 or 14.2. Each Party shall furnish promptly to the other copies of all papers and official documents received in respect of any Loss. With respect to any Loss relating solely to the payment of money damages and which will not result in the indemnified Party becoming subject to injunctive or other relief or otherwise adversely affecting the business of the indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. The indemnifying Party shall obtain the written consent of the indemnified Party, which shall not be unreasonably withheld or delayed, prior to ceasing to defend, settling or otherwise disposing of any Loss if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or any remedy other than the payment of money, which payment would be the responsibility of the indemnifying Party. The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by the indemnified Party which is reached without the written consent of the indemnifying Party. The reasonable costs and expenses, including reasonable fees and disbursements of counsel incurred by any indemnified Party in connection with any Loss, shall be reimbursed on a quarterly basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the indemnified Party.

14.4	The Parties agree that Schering shall not be liable to CoTherix for any indirect, incidental, special or consequential damages (including without limitation any damages arising from lost profits) arising out of or in connection with any short fall or disruption of supply of Clinical Development Product or Commercial Product including, but not limited to a Supply Interruption Event.

14.5	Insurance. Each Party agrees to obtain and maintain in effect a policy or policies of insurance relating to the subject of its indemnity obligations hereunder. Such policies shall be issued by one or more reputable insurers, and shall contain reasonable terms of coverage in light of the obligations set forth above. Schering shall, however, not be obliged to obtain or maintain in effect a policy of insurance relating to product recall. CoTherix undertakes to obtain and maintain in effect a policy or policies of insurance covering during the Clinical Development of the Product a minimum of USD 3 Mio. per single damage, and during the Commercialization of the Product a minimum of USD 10 Mio. per single damage. Upon the request of the other Party to this Agreement, each Party shall provide evidence of insurance coverage in compliance with this Section to the other Party. In lieu of the insurance coverage described above, Schering shall have the right to undertake a program of self-insurance to cover its indemnity obligations hereunder, with financial protection comparable to that arranged by it for its own protection with regard to other products in its product line.

14.6	This Article XIV shall survive the termination or expiration of this Agreement.

ARTICLE XV

TERM, TERMINATION AND CESSATION OF MANUFACTURE

15.1	Term; Renewal. This Agreement shall commence on the Effective Date, and unless terminated sooner in accordance with its terms and conditions, shall continue in effect until ten (10) years have expired from the date of the Regulatory Approval. This Agreement shall automatically be extended for additional terms of two (2) years, absent written notice of termination provided by one Party to the other at least two (2) years prior to the expiration of the initial term set forth in the immediately preceding sentence or at least eighteen (18) months prior to the expiration of any renewal term.

15.2	Termination by Mutual Agreement. This Agreement may be terminated by mutual written agreement of Schering and CoTherix at any time.

15.3

Termination for Cause. Failure of CoTherix or Schering to comply with any of their respective material obligations contained in this Agreement which constitutes a material breach, shall entitle the other Party to give the Party a default notice requiring it to cure such default. If, in the event of a non-monetary default, such default is not cured within ninety (90) days after receipt of such notice, the notifying Party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement. In the event of a monetary default, the notifying Party shall be entitled to terminate this

Agreement in the event that such default is not cured within twenty (20) Business Days (without prejudice to any of its other rights conferred on it by this Agreement). Notwithstanding the foregoing, in the event of a non-monetary default, if the default is not reasonably capable of being cured within the ninety (90) day cure period by the defaulting Party and such defaulting Party is making a good faith effort to cure such default, the notifying Party may not terminate this Agreement, provided however, that the notifying Party may terminate this Agreement if such default is not cured within one hundred eighty (180) days of such original notice of default. The right of either Party to terminate this Agreement as herein above provided shall not be affected in any way by its waiver of, or failure to take action with respect to any previous default.

15.4	In the event that one of the Parties hereto shall go into bankruptcy (voluntary or involuntary) or liquidation, a receiver or a trustee be appointed for the property or estate of that Party and said receiver or trustee is not removed within one hundred twenty (120) days, or the Party makes an assignment for the benefit of creditors, and whether any of the aforesaid events be the outcome of the voluntary act of that Party, or otherwise, the other Party shall be entitled to terminate this Agreement.

15.5	CoTherix may terminate this Agreement in the event of a Supply Interruption Event pursuant to and with the consequences set forth in Sections 6.3, 6.5 and 6.7 of the Development and License Agreement.

15.6	At any time during the term of this Agreement, Schering may terminate the Manufacture and supply of Clinical Development Product or Commercial Product pursuant to and with the consequences set forth in Section 6.3 or 6.4 and 6.7 of the Development and License Agreement. Should Schering terminate Manufacture and supply of Clinical Development Product or Commercial Product, but continue Manufacture and supply of Drug Substance, this Agreement shall continue, and Schering and CoTherix will, no later than within three (3) months of receipt of Schering’s notice of termination by CoTherix, amend this Agreement by mutual agreement to the extent such amendment is required to ensure that it applies to the Manufacture and supply of Drug Substance by Schering. Should Schering terminate Manufacture and supply of Clinical Development Product and Commercial Product and Drug Substance pursuant to the terms of Sections 6.3 or 6.4 and 6.7 of the Development and License Agreement, this Agreement shall terminate on the effective date of Schering’s termination of such Manufacture and supply.

15.7	In the event that this Agreement is terminated by either Party in accordance with Sections 15.1 to 15.4 or by CoTherix pursuant to Section 15.5 or by Schering pursuant to Section 15.6 Sentence 3 hereof: (a) CoTherix will (i) make all payments accrued under this Agreement prior to the effective termination date, and (ii) accept and pay for the fulfillment of any outstanding Firm Order; and (b) Schering will fulfill any outstanding Firm Order hereunder.

15.8	Each Party agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim to take the benefit or advantage of, any stay or extension law or any other law wherever enacted, now or at any time hereinafter in force, which would prohibit the termination of this Agreement by the other Party as provided in this Agreement, in any way modify the effects of termination by such Party as provided in this Agreement, or prohibit or impede the exercise by such Party of any other rights set forth in this Article XV or elsewhere in this Agreement. Each Party (to the extent it may lawfully do so) hereby expressly waives all benefit and advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power granted to the other Party in this Agreement, but will permit the execution by such Party of every power granted to such Party in this Agreement as though such law had not been enacted.

15.9	Except where expressly provided for otherwise in this Agreement, termination or expiration of this Agreement shall not relieve the Parties hereto of any liability, including any obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice any Party’s right to obtain performance of any obligation.

15.10	Surviving Rights. The rights and obligations set forth in this Agreement shall extend beyond the termination of the Agreement only to the extent expressly provided for herein as follows: Section 11.3 (Warranty Disclaimer), XII (Product Recalls), XIII (Confidentiality), XIV (Indemnification and Limitation of Liability), Sections 15.7, 15.8, 15.9 and 15.10 (Termination) and Article XVI (General Provisions).

ARTICLE XVI

GENERAL PROVISIONS

16.1	Assignment.

(a)	Subject to compliance with Section 14.2 (f) of the Development and License Agreement, either Party may assign any of its rights or obligations under this Agreement to any of its Affiliates or to a successor to all or substantially all of such Party’s business or assets; provided, however, that such assignment shall not relieve such Party of its responsibilities for performance of its obligations under this Agreement. Except as provided herein, neither Party to this Agreement shall have the right to assign its rights or obligations under this Agreement.

(b)	This Agreement shall be binding upon and inure to the benefit of the permitted assigns of the Parties. Any purported assignment not in accordance with this Agreement shall be void.

16.2	Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God or any other cause beyond the reasonable control of the defaulting Party, provided that the Party claiming force majeure has extended Commercially Reasonable Efforts to avoid or remedy any such force majeure, continues to employ such efforts and promptly notifies the other Party of such force majeure event.

16.3	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.4	No Trademark Rights. Except as otherwise provided herein or in the Development and License Agreement, no right, express or implied, is granted by this Agreement to use in any manner the names “CoTherix “ or “Schering” or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of this Agreement.

16.5	Notices. All notices hereunder shall be in writing, effective upon receipt, and shall be delivered personally, mailed by registered or certified mail (return receipt requested, postage prepaid), or sent by express courier service, to the other Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	If to CoTherix:

Attn. Robert Van Dyke and Donald Santel

5000 Shoreline Court

Suite 101

South San Francisco, California

94080, U.S.A.

Fax No.	+1 650 808 6899
E-Mail:	rvandyke@cotherix.com
dsantel@cotherix.com

(b)	If to Schering:

Pharmaceutical Production Sites Coordination

Attn. Dr. Michael Bock

Muellerstraße 178

D-13353 Berlin

Germany

Fax No.	+49 30 468 92844
E-Mail:	michael.bock@schering.de

With copies to:

BerliMed S.A.

Logistics Department

Attn. Frank Seeger

Polígono Industrial Santa Rosa

c/ Francisco Alonso, 7

28806 Alcalá de Henares (Madrid)

Spain

Fax No.	+34 91 883 2512
E-Mail:	frank.seeger@schering.de

and

Schering AG

Corporate Project Management Specialized Therapeutics

Attn. Dr. Bernhard Fritz-Zieroth

Muellerstraße 178

D-13353 Berlin

Germany

Fax No.	+49 30 468 18285
E-Mail:	bernhard.fritzzieroth@schering.de

and

Schering AG

Legal Department

Muellerstraße 178

D-13353 Berlin

Germany

Fax No. +49 30 468 14086

Either Party may change the addresses and the names of its representatives at any time upon written notice to the other Party.

16.6	Waiver. Except as specifically provided herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any right or remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

16.7	Severability. Each Party hereby agrees that it does not intend, by its execution hereof, to violate any public policies, statutory or common laws, rules, regulations, treaties or decisions of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions, which valid provisions in their economic and other effects are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole or the validity of any portions hereof, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provision.

16.8	Ambiguities. The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to the Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

16.9	Governing Law and Place of Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws in force in the State of New York, U.S., without giving effect to the choice of laws provisions thereof. Any legal action arising under this Agreement shall be instituted in the state or U.S. district Courts for the Southern District of New York and each Party consents to the jurisdiction of such courts for the purposes of any such action.

16.10	Headings. The Section and Paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Sections or Paragraphs.

16.11	Counterparts. This Agreement may be executed by the Parties in one or more counterparts. Such counterparts may be exchanged by facsimile (provided that each executed counterpart is transmitted in one complete transmission). Where there is an exchange of executed counterparts, each Party shall be bound by this Agreement notwithstanding that original copies of this Agreement may not be exchanged immediately. The Parties shall cooperate after execution of this Agreement and exchange by facsimile to ensure that each Party obtains an original, executed copy of this Agreement.

16.12	Entire Agreement; Amendments. This Agreement, including all Schedules attached hereto, all documents and things incorporated herein by reference (including the terms of the Development and License Agreement) and all of the documents delivered concurrently herewith set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understandings between the Parties. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. The parties agree that the provisions of this Agreement, together with any amendments hereto, shall prevail over any inconsistent statements or provisions contained in any documents passing between the parties, including, but not limited to, any purchase order, acknowledgment or confirmation. However, in the event of any ambiguities or inconsistencies between this Agreement or the Development and License Agreement, the latter shall prevail, and in the event of any ambiguities or inconsistencies between this Agreement and the Quality Assurance Agreement pursuant to Section 2.2 above, the latter shall prevail.

16.13	Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

16.14	Independent Contractors. The status of the Parties under this Agreement shall be that of independent contractors. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any person that it has any such right or authority. Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties.

IN WITNESS WHEREOF, CoTherix and Schering have caused this Agreement to be executed by their respective duly authorized representatives.

SCHERING AKTIENGESELLSCHAFT		COTHERIX, INC.

Date: May 12, 2004		Date: May 17, 2004

/s/ Dr. Barbara Putz	/s/ Dr. Thomas Wozniewski	/s/ W. Scott Harkonen
Dr. Barbara Putz Head CCD STH Eur.	Dr. Thomas Wozniewski Head Pharm. Production	W. Scott Harkonen CEO

Schedules:

1.	Forecasting System for Commercial Product;

2.	List of Representatives in the Supply Team and the Joint Decision Board.

CoTherix

Forecasting and ordering: Requirement Plan

Requirement forecast: 8 Quarters

Period	I			II						III						IV

				I. Quarter			II. Quarter			III. Quarter			IV. Quarter			V. Quarter			VI. Quarter			VII. Quarter			VIII. Quarter
	Lead time 3 months			Binding Order Period 6 months						Flexibility ± 20%						Flexibility ± 30%
Example	1.4.04	1.5.04	1.6.04	1.7.04	1.8.04	1.9.04	1.10.04	1.11.04	1.12.04	1.1.05	1.2.05	1.03.05	1.4.05	1.5.05	1.6.05	1.7.05	1.8.05	1.9.05	1.10.05	1.11.05	1.12.05	1.1.06	1.2.06	1.3.06	1.4.06	1.5.06	1.6.06
Forecast				by month												by quarter

Rolling Forecast: updated quarterly

Period	I			II						III						IV

				I. Quarter			II. Quarter			III. Quarter			IV. Quarter			V. Quarter			VI. Quarter			VII. Quarter			VIII. Quarter
	Lead time 3 months			Binding Order Period 6 months						Flexibility ± 20%						Flexibility ± 30%
Example	1.7.04	1.8.04	1.9.04	1.10.04	1.11.04	1.12.04	1.1.05	1.2.05	1.03.05	1.4.05	1.5.05	1.6.05	1.7.05	1.8.05	1.9.05	1.10.05	1.11.05	1.12.05	1.1.06	1.2.06	1.3.06	1.4.06	1.5.06	1.6.06	1.7.06	1.8.06	1.9.06
Forecast				by month												by quarter

Schedule 2 to the Manufacturing and Supply Agreement between Schering and CoTherix

List of responsible persons in Supply Team and Joint Decision Board

Person	Function / e-Mail address	Phone	FAX
Supply Team

Frank Seeger	Logistics of Berlimed frank.seeger@schering.de	+34-91-88 71 391	+34-91-88 32 512

Dr. Michael Bock	Pharmaceutical Production – Site Coordination michael.bock@schering.de	+49-30-468 12844	+49-30-468 92844

Robert Van Dyke	Technical Operations of CoTherix rvandyke@cotherix.com	001-650 808.6504	001-650 808.6899

Joint Decision Board		+49-30-468

Dr. Thomas Wozniewski	Director of Pharmaceutical Production of Schering AG thomas.wozniewski@schering.de	+49-30-468 12162	+49-30-468 92162

Donald Santel	President, COO of CoTherix dsantel@cotherix.com	001-650 808.6502	001-650 808.6899

Klaus Winkler	General Manager of Berlimed klaus.winkler@schering.de	+34-91-88 71 403	+34-91-88 71 401